EXHIBIT 3.1e

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MEDSTRONG INTERNATIONAL CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Medstrong International Corporation (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the corporation on January 31, 2007, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation, such amendment to be effective March 30, 2007:

RESOLVED, that the Board of Directors declares advisable, and recommends to the stockholders for adoption, the following amended First Article to replace, in its entirety, the First Article of the corporation’s Certificate of Incorporation:

FIRST: The name of the corporation (hereinafter called the “corporation”) is VOIS Inc.

SECOND: That the amendment was fully approved and adopted by the affirmative written consent of the majority of shares outstanding, in accordance with the provisions of Sections 211 and 216 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and attested to by its Secretary this 26th day of March, 2007.

Medstrong International Corporation

By:	/s/ Stephen J. Bartkiw
President

ATTEST:

/s/ Mark J. Minkin
Secretary